EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the 2008 Long-Term Incentive Plan, as amended, of Hess Corporation of our reports dated February 26, 2010, with respect to the consolidated financial statements and schedule of Hess Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 2009, and the effectiveness of internal control over financial reporting of Hess Corporation filed with the Securities and Exchange Commission.

/s/ Ernst & Young, LLP

New York, New York
May 25, 2010